EXHIBIT 99.3

TII NETWORK TECHNOLOGIES

RECEIVES UNSOLICITED PROPOSAL

EDGEWOOD, NY – May 8, 2009 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported that it received a letter from Wilcom, Inc., a privately held company, containing an unsolicited expression of interest to acquire all of the outstanding shares of TII common stock for $1.00 per share in an all-cash transaction. The Company’s Board of Directors will engage in a complete and careful review of this expression of interest.  Stockholders need take no action at this time.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the Communications Industry for use in their networks. Our products are typically found outdoors in the service provider’s distribution network, at the interface where the service provider’s network connects to the user’s network, and inside the user’s home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

CONTACT:

Kenneth A. Paladino, CEO

TII Network Technologies, Inc.

(631) 789-5000